Exhibit 99.1

ARKO Corp. Reports Fourth Quarter and Full Year 2023 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter and full year ended December 31, 2023.

Fourth Quarter and Full Year 2023 Key Highlights1,2

•
Net income for the quarter was $1.1 million, compared to $12.9 million for the prior year quarter. For the year, net income was $34.6 million, compared to $72.0 million for the prior year.
•
Adjusted EBITDA for the quarter was $65.5 million, compared to $72.4 million for the prior year quarter, primarily due to reduced fuel contribution at same stores, with retail cents per gallon (“CPG”) of 39.2 in the fourth quarter of 2023 compared to retail CPG of 41.4 in the fourth quarter of 2022. For the year, adjusted EBITDA was $290.4 million, compared to $301.1 million for the prior year, primarily due to reduced fuel contribution at same stores, with retail CPG of 38.8 in 2023 compared to retail CPG of 41.4 in 2022.
•
Merchandise revenue for the fourth quarter of 2023 was $446.7 million, an increase of $43.6 million compared to the prior year period. Merchandise revenue for 2023 was $1.84 billion, an increase of $190.4 million compared to 2022.
•
Merchandise contribution increased by $24.0 million for the fourth quarter of 2023, or 19.6%, and increased by $83.9 million for the year ended December 31, 2023, or 16.7%, as compared to the respective prior year periods. Merchandise margin expanded, increasing approximately 240 basis points to 32.9% for the quarter and 140 basis points for the full year, primarily due to execution of key marketing and merchandising initiatives.
•
Retail fuel contribution increased 4.8% for the fourth quarter of 2023 to $109.3 million and increased 4.6% for the full year to $435.3 million. Retail same store fuel gallons sold decreased 7.5% for the fourth quarter of 2023 and 5.3% for the year.

Other Key Highlights

•
Completed five acquisitions in the last eighteen months, with the largest one in March 2023.
•
Ended 2023 with more than two million enrolled loyalty members.
•
In January 2024, the Company launched a new pizza program, the culmination of over one year of development, which is currently offered at more than 1,000 of the Company’s stores as take-and-bake from the freezer, offering a great quality whole pizza at a value price for enrolled loyalty members, and as a fresh, hot pizza, either whole or by the slice, at approximately 225 of those stores.
•
ARKO’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on March 21, 2024, to stockholders of record as of March 11, 2024.

1 See Use of Non-GAAP Measures below.

2 All references to fuel contribution and fuel margin per gallon are excluding the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

•
Welcomed Robb Giammatteo to the Company to serve as Executive Vice President and Chief Financial Officer, recognizing his experience in relevant financial and transformation roles in retail and convenience.

“Reflecting on our first three years as a public company, we have significantly broadened our geographic footprint through acquisitions, and have delivered approximately $166 million in net income and approximately $850 million in cumulative adjusted EBITDA over this period,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “For the full year 2023, we delivered $290.4 million in adjusted EBITDA, holding performance within 3.5% of 2022, which was a record retail CPG year of over 41 cents per gallon, in the context of a 3.4% decline in national OPIS fuel gallon demand, with a more pronounced decline in the fourth quarter. As we move into 2024, we are focusing more of our management’s time on driving organic growth and unlocking the value of our retail segment, and I believe we have many levers to pull. Our team is focused on improving the experience of our customers and the productivity of our stores, and later this year, we are planning to host an investor day during which we will share with you our multi-year roadmap and specific milestones to enhance organic performance and drive shareholder value. We continue to execute on our three key merchandise and marketing pillars, including our fas REWARDS loyalty program, which we designed to enhance our relationship with our customers and provide them with extraordinary value, focus on our core destination categories and our food service offering."

Fourth Quarter and Full Year 2023 Segment Highlights

Retail

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold	279,035	251,658	1,122,321	1,006,469
Same store fuel gallons sold decrease (%) [1]	(7.5%)	(8.3%)	(5.3%)	(8.1%)
Fuel contribution [2]	$109,336	$104,304	$435,322	$416,228
Fuel margin, cents per gallon [3]	39.2	41.4	38.8	41.4
Same store fuel contribution [1,2]	$86,183	$99,778	$360,141	$406,262
Same store merchandise sales (decrease) increase (%) [1]	(2.8%)	1.2%	0.4%	(1.0%)
Same store merchandise sales excluding cigarettes (decrease) increase (%) [1]	(1.8%)	4.3%	2.5%	2.6%
Merchandise revenue	$446,727	$403,084	$1,838,001	$1,647,642
Merchandise contribution [4]	$146,773	$122,771	$585,122	$501,219
Merchandise margin [5]	32.9%	30.5%	31.8%	30.4%
Same store merchandise contribution [1,4]	$125,050	$120,346	$513,112	$492,537
Same store store operating expenses [1]	$164,925	$162,019	$660,082	$647,396

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Same store merchandise sales excluding cigarettes decreased 1.8% for the fourth quarter of 2023 compared to the fourth quarter of 2022, reflecting macroeconomic headwinds. Same store merchandise sales decreased 2.8% for the fourth quarter of 2023 compared to the prior year period. Penetration of the Company’s core destination categories (packaged beverages, candy, salty snacks, packaged sweet snacks, alternative snacks and beer) as a percent of same store merchandise sales increased 90 basis points for the quarter. Total merchandise contribution for the fourth quarter of 2023 increased $24.0 million, or 19.6%, compared to the fourth quarter of 2022, due to $19.7 million in incremental merchandise contribution from the businesses acquired in 2023, and the acquisition of Pride (the “Pride Acquisition”), and an increase in merchandise contribution at same stores of approximately $4.7 million. Merchandise margin increased 240 basis points, to 32.9% for the fourth quarter of 2023 from 30.5% in the fourth quarter of 2022, primarily due to execution of key marketing and merchandising initiatives.

Same store merchandise sales excluding cigarettes increased 2.5% for the year ended December 31, 2023 compared to 2022. Same store merchandise sales increased 0.4% for 2023 compared to the prior year. Total merchandise contribution for 2023 increased $83.9 million or 16.7%, compared to 2022, due to $68.6 million in incremental merchandise contribution from the businesses acquired in 2023, and the Pride Acquisition, and an increase in merchandise contribution at same stores of approximately $20.6 million. Merchandise margin increased 140 basis points, to 31.8% for the year ended December 31, 2023 from 30.4% in 2022, primarily due to execution of key marketing and merchandising initiatives.

For the fourth quarter of 2023, retail fuel contribution increased $5.0 million to $109.3 million compared to the prior year period, with resilient fuel margin capture of 39.2 cents per gallon, a decrease of 2.2 cents per gallon for the fourth quarter of 2023 as compared to the fourth quarter of 2022. Same store fuel contribution was $86.2 million for the fourth quarter of 2023, compared to $99.8 million for the prior year quarter. This decrease in same store fuel contribution was fully offset by approximately $19.3 million of incremental fuel contribution from recent acquisitions.

For the year ended December 31, 2023, retail fuel contribution increased $19.1 million to $435.3 million compared to the prior year, with fuel margin of 38.8 cents per gallon, a decrease of 2.6 cents per gallon compared to the prior year. Same store fuel contribution was $360.1 million for the year ended December 31, 2023, compared to $406.3 million for the prior year. This decrease in same store fuel contribution was fully offset by approximately $70.7 million of incremental fuel contribution from recent acquisitions.

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold – fuel supply locations	199,861	182,871	801,260	746,513
Fuel gallons sold – consignment agent locations	40,144	40,921	168,005	156,059
Fuel contribution[1] – fuel supply locations	$11,499	$11,379	$48,396	$51,065
Fuel contribution[1] – consignment agent locations	$10,101	$10,966	$44,512	$47,092
Fuel margin, cents per gallon[2] – fuel supply locations	5.8	6.2	6.0	6.8
Fuel margin, cents per gallon[2] – consignment agent locations	25.2	26.8	26.5	30.2

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

In wholesale, total fuel contribution was approximately $21.6 million for the fourth quarter of 2023 and $92.9 million for the year. Fuel contribution from fuel supply locations increased by $0.1 million for the quarter and decreased by $2.7 million for the full year compared to the prior year periods, while fuel margin decreased, primarily due to decreased prompt pay discounts related to lower fuel costs and lower volumes at wholesale sites not part of the 2023 and 2022 acquisitions, which was partially offset by the incremental contribution from recent acquisitions.

Fuel contribution from consignment agent locations decreased by $0.9 million for the fourth quarter of 2023 and $2.6 million for the full year compared to the prior year periods. Fuel margin also decreased for the quarter and for the year ended December 31, 2023, compared to the prior year periods, primarily due to lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs, which was partially offset by the incremental contribution from recent acquisitions.

Fleet Fueling

The fleet fueling segment commenced operations on July 22, 2022; therefore, the year ended December 31, 2022 does not reflect the operations of this segment for the entirety of such period, which affects period-over-period comparability.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	33,285	31,040	130,995	57,104
Fuel gallons sold – third-party cardlock locations	3,201	1,585	9,832	2,882
Fuel contribution[1] – proprietary cardlock locations	$13,146	$16,742	$54,685	$27,632
Fuel contribution[1] – third-party cardlock locations	$245	$124	$1,215	$189
Fuel margin, cents per gallon[2] – proprietary cardlock locations	39.5	53.9	41.7	48.4
Fuel margin, cents per gallon[2] – third-party cardlock locations	7.6	7.8	12.4	6.5

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution was approximately $13.4 million for the fourth quarter of 2023 and $55.9 million for the year, a decrease of $3.5 million for the quarter and an increase of $28.1 million for the year, compared to the prior year periods reflecting a full year of operations from the Quarles Acquisition, which closed in July 2022, as compared to a partial year of operations in the prior year, and the WTG Acquisition, which closed in June 2023. At proprietary cardlocks, fuel margin per gallon decreased as compared to 2022, which year was impacted by historically high rack-to-retail margins and fuel price volatility.

Store Operating Expenses

For the fourth quarter of 2023, convenience store operating expenses increased $31.0 million, or 18.2% as compared to the prior year period, primarily due to $31.5 million of incremental expenses related to recent acquisitions. Same store expenses were up less than 2%, with increases in repairs and maintenance expenses, rent and personnel expenses partially offset by lower credit card fees. At same stores, personnel expenses for the fourth quarter of 2023 were up $0.7 million from the prior year period, or 1.1%, with wage increases partially offset by reduced overtime and incentives. The total increase in store operating expenses was partially offset by underperforming retail stores that the Company closed or converted to dealer locations.

For the year ended December 31, 2023, convenience store operating expenses increased by $109.6 million, or 16.4%, as compared to the prior year, primarily due to $110.7 million of incremental expenses related to recent acquisitions and an increase in expenses at same stores, including approximately $11.1 million, or 4.1%, of higher personnel costs. The increase in store operating expenses was partially offset by lower credit card fees at same stores and underperforming retail stores that the Company closed or converted to dealer locations.

Long-Term Growth Strategy Updates

Acquisitions and M&A

The Company continued to execute its long-term growth strategy, closing three transactions in 2023, marking 25 total acquisitions since 2013. In December 2022, the Company completed its acquisition of Pride, which operated 31 Pride retail convenience stores at closing and had one store under construction that is now opened. Since closing the Pride Acquisition, the Company has earned back in Adjusted EBITDA approximately 65% of its consideration paid for that transaction.

Liquidity and Capital Expenditures

As of December 31, 2023, the Company’s total liquidity was approximately $831 million, consisting of approximately $218 million of cash and cash equivalents and approximately $613 million of availability under lines of credit. Outstanding debt was $845 million, resulting in net debt, excluding lease related financing liabilities, of approximately $627 million. On May 2, 2023, the Company amended its program agreement (the “Program Agreement”) with affiliates of Oak Street, a division of Blue Owl Capital (“Oak Street”). This amendment extended the term of the Program Agreement and provides for an aggregate up to $1.5 billion of capacity, almost all of which is currently available to the Company through September 30, 2024. Capital expenditures were approximately $111.2 million for the year ended December 31, 2023, including the purchase of certain fee properties, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and financial position.

The Company’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on March 21, 2024 to stockholders of record as of March 11, 2024.

During the quarter, the Company repurchased approximately 1.1 million shares of common stock under the repurchase program for approximately $8.5 million, or an average share price of $7.49. There was approximately $29 million remaining under the expanded share repurchase program as of December 31, 2023.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Retail Segment	2023	2022	2023	2022
Number of sites at beginning of period	1,552	1,383	1,404	1,406
Acquired sites	—	32	166	32
Newly opened or reopened sites	—	—	4	—
Company-controlled sites converted to
consignment or fuel supply locations, net	(3)	(8)	(16)	(17)
Closed, relocated or divested sites	(6)	(3)	(15)	(17)
Number of sites at end of period	1,543	1,404	1,543	1,404

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2023	2022	2023	2022
Number of sites at beginning of period	1,825	1,670	1,674	1,628
Acquired sites	—	—	190	46
Newly opened or reopened sites [2]	25	14	83	74
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	2	8	15	17
Closed, relocated or divested sites	(27)	(18)	(137)	(91)
Number of sites at end of period	1,825	1,674	1,825	1,674

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended December 31,		For the Year Ended December 31,
Fleet Fueling Segment	2023	2022	2023	2022
Number of sites at beginning of period	295	183	183	—
Acquired sites	—	—	111	184
Newly opened or reopened sites	2	—	6	—
Fleet fueling locations converted from fuel supply locations, net	1	—	1	—
Closed, relocated or divested sites	—	—	(3)	(1)
Number of sites at end of period	298	183	298	183

2024 Full Year Guidance Range

The following table provides the Company’s guidance for the year ending December 31, 2024, including a reconciliation of net income to EBITDA and Adjusted EBITDA:

	For the Year Ending December 31, 2024 (E)
	Low	High
	(in millions)
Net income	$2	$29
Interest and other financing expenses, net [1]	89	89
Income tax expense [2]	1	10
Depreciation and amortization	134	134
EBITDA	226	262
Non-cash rent expense [3]	13	13
Share-based compensation expense [4]	11	15
Adjusted EBITDA	$250	$290

[1] Excludes fair value adjustments of financial assets and liabilities. For variable rate debt, assumes that SOFR remains at 5.34%
[2] Assumes an effective tax rate of 25%

[3] Eliminates the expected non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment varies depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than our cash rent payments.

[4] Eliminates expected non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

The 2024 full year earnings guidance assumes a range of average retail fuel margin from 36 CPG to 40 CPG.

Based on quarter-to-date trends, the Company expects its first quarter to contribute less to the full year Adjusted EBITDA than in prior years, representing 12% to 14% of the 2024 full year rather than the approximately 16.5% historical contribution to the full year. The Company’s full year guidance framework anticipates current trends to normalize coming out of the first quarter of 2024. The first quarter guidance corresponds to a range of average retail fuel margin from 35 CPG to 39 CPG.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on February 28, 2024. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, we operate A Family of Community Brands that offer delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of Operating Income, as adjusted, EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

At the segment level, the Company defines Operating Income, as adjusted as operating income excluding the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. Additionally, the Company believes Operating Income, as adjusted provides greater comparability regarding its ongoing segment operating performance by eliminating intercompany charges at the segment level. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

Operating Income, as adjusted, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, Operating Income, as adjusted, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Investor and Media Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

	Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$1,759,216	$1,752,136	$7,464,372	$7,401,090
Merchandise revenue	446,727	403,084	1,838,001	1,647,642
Other revenues, net	27,217	24,858	110,358	94,067
Total revenues	2,233,160	2,180,078	9,412,731	9,142,799
Operating expenses:
Fuel costs	1,613,230	1,606,546	6,876,084	6,856,651
Merchandise costs	299,954	280,313	1,252,879	1,146,423
Store operating expenses	222,751	186,977	860,134	721,174
General and administrative expenses	38,102	39,274	165,294	139,969
Depreciation and amortization	32,648	26,702	127,597	101,752
Total operating expenses	2,206,685	2,139,812	9,281,988	8,965,969
Other expenses, net	1,168	6,547	12,729	9,816
Operating income	25,307	33,719	118,014	167,014
Interest and other financial income	2,197	2,721	20,273	3,178
Interest and other financial expenses	(25,099)	(19,016)	(91,516)	(62,583)
Income before income taxes	2,405	17,424	46,771	107,609
Income tax expense	(1,317)	(4,497)	(12,166)	(35,557)
Income (loss) from equity investment	38	(67)	(39)	(74)
Net income	$1,126	$12,860	$34,566	$71,978
Less: Net income attributable to non-controlling interests	48	49	197	231
Net income attributable to ARKO Corp.	$1,078	$12,811	$34,369	$71,747
Series A redeemable preferred stock dividends	(1,449)	(1,449)	(5,750)	(5,750)
Net (loss) income attributable to common shareholders	$(371)	$11,362	$28,619	$65,997
Net (loss) income per share attributable to common shareholders - basic	$(0.00)	$0.09	$0.24	$0.54
Net (loss) income per share attributable to common shareholders - diluted	$(0.00)	$0.09	$0.24	$0.53
Weighted average shares outstanding:
Basic	116,638	120,074	118,782	121,476
Diluted	116,638	121,508	119,605	123,224

	Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$218,120	$298,529
Restricted cash	23,301	18,240
Short-term investments	3,892	2,400
Trade receivables, net	134,735	118,140
Inventory	250,593	221,951
Other current assets	118,472	87,873
Total current assets	749,113	747,133
Non-current assets:
Property and equipment, net	742,610	645,809
Right-of-use assets under operating leases	1,384,693	1,203,188
Right-of-use assets under financing leases, net	162,668	182,113
Goodwill	292,173	217,297
Intangible assets, net	214,552	197,123
Equity investment	2,885	2,924
Deferred tax asset	52,293	22,728
Other non-current assets	49,377	36,855
Total assets	$3,650,364	$3,255,170
Liabilities
Current liabilities:
Long-term debt, current portion	$16,792	$11,944
Accounts payable	213,657	217,370
Other current liabilities	179,536	154,097
Operating leases, current portion	67,053	57,563
Financing leases, current portion	9,186	5,457
Total current liabilities	486,224	446,431
Non-current liabilities:
Long-term debt, net	828,647	740,043
Asset retirement obligation	84,710	64,909
Operating leases	1,395,032	1,218,045
Financing leases	213,032	225,907
Other non-current liabilities	266,602	178,945
Total liabilities	3,274,247	2,874,280

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(74,134)	(40,042)
Additional paid-in capital	245,007	229,995
Accumulated other comprehensive income	9,119	9,119
Retained earnings	96,097	81,750
Total shareholders' equity	276,101	280,834
Non-controlling interest	16	56
Total equity	276,117	280,890
Total liabilities, redeemable preferred stock and equity	$3,650,364	$3,255,170

	Consolidated Statements of Cash Flows
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income	$1,126	$12,860	$34,566	$71,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,648	26,702	127,597	101,752
Deferred income taxes	(652)	1,572	(4,680)	22,300
Loss on disposal of assets and impairment charges	660	2,342	6,203	5,731
Foreign currency (gain) loss	(101)	(14)	29	227
Amortization of deferred financing costs, debt discount and premium	661	620	2,518	2,514
Amortization of deferred income	(1,840)	(2,455)	(8,142)	(9,724)
Accretion of asset retirement obligation	709	574	2,399	1,833
Non-cash rent	3,750	2,189	14,168	7,903
Charges to allowance for credit losses	244	186	1,265	659
(Income) loss from equity investment	(38)	67	39	74
Share-based compensation	1,777	3,134	15,015	12,161
Fair value adjustment of financial assets and liabilities	842	452	(10,785)	(3,396)
Other operating activities, net	352	(80)	2,631	775
Changes in assets and liabilities:
Decrease (increase) in trade receivables	44,550	9,638	(17,937)	(50,229)
Decrease (increase) in inventory	15,373	7,720	(2,013)	(6,850)
(Increase) decrease in other assets	(957)	8,843	(29,386)	1,476
(Decrease) increase in accounts payable	(35,836)	(5,848)	(6,169)	31,645
(Decrease) increase in other current liabilities	(8,002)	(747)	990	6,884
Decrease in asset retirement obligation	(69)	(1)	(23)	(95)
Increase in non-current liabilities	2,090	1,739	7,809	11,638
Net cash provided by operating activities	57,287	69,493	136,094	209,256
Cash flows from investing activities:
Purchase of property and equipment	(35,561)	(25,693)	(111,164)	(98,595)
Purchase of intangible assets	—	—	(45)	(176)
Proceeds from sale of property and equipment	3,134	147,521	310,240	287,901
Business acquisitions, net of cash	33	(228,523)	(494,871)	(419,726)
Prepayment for acquisitions	(1,000)	(4,000)	(1,000)	(4,000)
Decrease in investments	—	—	—	58,934
Loans to equity investment, net	18	—	18	174
Net cash used in investing activities	(33,376)	(110,695)	(296,822)	(175,488)
Cash flows from financing activities:
Receipt of long-term debt, net	20,810	19,446	99,643	70,896
Repayment of debt	(5,640)	(3,576)	(22,157)	(45,948)
Principal payments on financing leases	(1,260)	(1,529)	(5,497)	(6,543)
Proceeds from sale-leaseback	—	54,988	80,397	54,988
Payment of Additional Consideration	(3,505)	(3,828)	(3,505)	(5,913)
Payment of Ares Put Option	—	—	(9,808)	—
Common stock repurchased	(8,495)	—	(33,694)	(40,042)
Dividends paid on common stock	(3,497)	(3,602)	(14,272)	(10,893)

Dividends paid on redeemable preferred stock	(1,449)	(1,449)	(5,750)	(5,750)
Distributions to non-controlling interests	—	(60)	—	(240)
Net cash (used in) provided by financing activities	(3,036)	60,390	85,357	10,555
Net increase (decrease) in cash and cash equivalents and restricted cash	20,875	19,188	(75,371)	44,323
Effect of exchange rate on cash and cash equivalents and restricted cash	106	12	23	(97)
Cash and cash equivalents and restricted cash, beginning of period	220,440	297,569	316,769	272,543
Cash and cash equivalents and restricted cash, end of period	$241,421	$316,769	$241,421	$316,769

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022	2021
	(in thousands)
Net income	$1,126	$12,860	$34,566	$71,978	$59,427
Interest and other financing expenses, net	22,902	16,295	71,243	59,405	71,207
Income tax expense	1,317	4,497	12,166	35,557	11,634
Depreciation and amortization	32,648	26,702	127,597	101,752	97,194
EBITDA	57,993	60,354	245,572	268,692	239,462
Non-cash rent expense [1]	3,750	2,189	14,168	7,903	6,359
Acquisition costs [2]	1,099	4,985	9,079	8,162	5,366
Loss on disposal of assets and impairment charges [3]	660	2,342	6,203	5,731	1,384
Share-based compensation expense [4]	1,777	3,134	15,015	12,161	5,804
(Income) loss from equity investment [5]	(38)	67	39	74	(186)
Adjustment to contingent consideration [6]	68	(128)	(604)	(2,204)	(1,740)
Internal entity realignment and streamlining [7]	—	67	—	475	—
Other [8]	230	(577)	956	60	126
Adjusted EBITDA	$65,539	$72,433	$290,428	$301,054	$256,575

[1] Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeded (or was less than) our cash rent payments. The GAAP rent expense adjustment varies depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than our cash rent payments.

[2] Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

[3] Eliminates the non-cash loss from the sale of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

[4] Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of the Board.

[5] Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

[6] Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 acquisition of Empire.

[7] Eliminates non-recurring charges related to our internal entity realignment and streamlining.

[8] Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$913,534	$886,710	$3,858,777	$3,887,549
Merchandise revenue	446,727	403,084	1,838,001	1,647,642
Other revenues, net	17,104	17,638	74,406	67,280
Total revenues	1,377,365	1,307,432	5,771,184	5,602,471
Operating expenses:
Fuel costs	818,125	794,986	3,479,531	3,521,648
Merchandise costs	299,954	280,313	1,252,879	1,146,423
Store operating expenses	200,952	169,956	779,448	669,848
Total operating expenses	1,319,031	1,245,255	5,511,858	5,337,919
Operating income	58,334	62,177	259,326	264,552
Intercompany charges by GPMP [1]	13,927	12,580	56,076	50,327
Operating income, as adjusted	$72,261	$74,757	$315,402	$314,879

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The tables below shows financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have (or have only partial) comparable information for the prior periods.

	For the Three Months Ended December 31, 2023
	Pride [1]	TEG [2]	Uncle's (WTG) [3]	Speedy's [4]	Total
	(in thousands)
Date of Acquisition:	Dec 6, 2022	Mar 1, 2023	Jun 6, 2023	Aug 15, 2023
Revenues:
Fuel revenue	$66,952	$88,309	$20,802	$4,412	$180,475
Merchandise revenue	14,219	36,628	9,156	2,349	62,352
Other revenues, net	1,351	1,367	207	51	2,976
Total revenues	82,522	126,304	30,165	6,812	245,803
Operating expenses:
Fuel costs	58,066	81,122	17,011	3,924	160,123
Merchandise costs	9,315	24,803	5,851	1,583	41,552
Store operating expenses	10,372	18,202	4,611	1,249	34,434
Total operating expenses	77,753	124,127	27,473	6,756	236,109
Operating income	4,769	2,177	2,692	56	9,694
Intercompany charges by GPMP [5]	884	1,402	293	69	2,648
Operating income, as adjusted	$5,653	$3,579	$2,985	$125	$12,342
Fuel gallons sold	17,688	28,045	5,859	1,372	52,964
Fuel contribution [6]	$9,770	$8,589	$4,084	$557	$23,000
Merchandise contribution [7]	$4,904	$11,825	$3,305	$766	$20,800
Merchandise margin [8]	34.5%	32.3%	36.1%	32.6%

	For the Year Ended December 31, 2023
	Pride [1]	TEG [2]	Uncle's (WTG) [3]	Speedy's [4]	Total
	(in thousands)
Date of Acquisition:	Dec 6, 2022	Mar 1, 2023	Jun 6, 2023	Aug 15, 2023
Revenues:
Fuel revenue	$279,396	$324,361	$48,827	$7,550	$660,134
Merchandise revenue	59,440	128,728	21,627	3,749	213,544
Other revenues, net	5,521	4,489	464	74	10,548
Total revenues	344,357	457,578	70,918	11,373	884,226
Operating expenses:
Fuel costs	249,183	298,332	40,828	6,722	595,065
Merchandise costs	39,221	88,147	14,036	2,532	143,936
Store operating expenses	40,554	60,151	10,983	1,945	113,633
Total operating expenses	328,958	446,630	65,847	11,199	852,634
Operating income	$15,399	$10,948	$5,071	$174	$31,592
Intercompany charges by GPMP [5]	3,673	4,911	669	111	9,364
Operating income, as adjusted	$19,072	$15,859	$5,740	$285	$40,956
Fuel gallons sold	73,452	98,228	13,382	2,202	187,264
Fuel contribution [6]	$33,886	$30,940	$8,668	$939	$74,433
Merchandise contribution [7]	$20,219	$40,581	$7,591	$1,217	$69,608
Merchandise margin [8]	34.0%	31.5%	35.1%	32.5%

[1] Acquisition of Pride Convenience Holdings, LLC.
[2] Acquisition from Transit Energy Group and affiliates ("TEG"); includes only the retail stores acquired in the TEG acquisition.
[3] Acquisition from WTG Fuels Holdings, LLC ("WTG"); includes only the retail stores acquired in the WTG acquisition.
[4] Acquisition of seven Speedy's retail stores.
[5] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[6] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[7] Calculated as merchandise revenue less merchandise costs.
[8] Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$700,026	$712,578	$3,039,904	$3,234,145
Other revenues, net	6,909	6,303	25,775	23,451
Total revenues	706,935	718,881	3,065,679	3,257,596
Operating expenses:
Fuel costs	690,300	701,571	2,995,398	3,181,189
Store operating expenses	10,400	11,104	39,703	42,543
Total operating expenses	700,700	712,675	3,035,101	3,223,732
Operating income	6,235	6,206	30,578	33,864
Intercompany charges by GPMP [1]	11,874	11,338	48,402	45,201
Operating income, as adjusted	$18,109	$17,544	$78,980	$79,065

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The tables below shows financial information and certain key metrics of recent acquisitions in the Wholesale Segment that do not have (or have only partial) comparable information for prior periods.

	For the Three Months Ended December 31, 2023
	Quarles [1]	TEG [2]	WTG [3]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$17,252	$91,340	$3,050	$111,642
Other revenues, net	240	730	9	979
Total revenues	17,492	92,070	3,059	112,621
Operating expenses:
Fuel costs	16,600	90,500	2,899	109,999
Store operating expenses	454	871	72	1,397
Total operating expenses	17,054	91,371	2,971	111,396
Operating income	$438	$699	$88	$1,225
Intercompany charges by GPMP [4]	284	1,542	43	1,869
Operating income, as adjusted	$722	$2,241	$131	$3,094
Fuel gallons sold	5,521	31,207	862	37,590

	For the Year Ended December 31, 2023
	Quarles [1]	TEG [2]	WTG [3]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$74,960	$335,477	$6,594	$417,031
Other revenues, net	1,103	2,229	15	3,347
Total revenues	76,063	337,706	6,609	420,378
Operating expenses:
Fuel costs	72,357	332,129	6,227	410,713
Store operating expenses	1,884	2,798	153	4,835
Total operating expenses	74,241	334,927	6,380	415,548
Operating income	$1,822	$2,779	$229	$4,830
Intercompany charges by GPMP [4]	1,171	5,379	93	6,643
Operating income, as adjusted	$2,993	$8,158	$322	$11,473
Fuel gallons sold	22,825	109,156	1,869	133,850

[1] Acquisition from Quarles Petroleum, Incorporated ("Quarles"); includes only the wholesale business acquired in the Quarles acquisition.
[2] Includes only the wholesale business acquired in the TEG acquisition.
[3] Includes only the wholesale business acquired in the WTG acquisition.
[4] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Revenues:
Fuel revenue	$136,801	$149,857	$530,937	$270,670
Other revenues, net	2,616	1,255	7,818	2,178
Total revenues	139,417	151,112	538,755	272,848
Operating expenses:
Fuel costs	125,182	134,571	481,885	245,733
Store operating expenses	6,259	4,788	22,298	8,733
Total operating expenses	131,441	139,359	504,183	254,466
Operating income	7,976	11,753	34,572	18,382
Intercompany charges by GPMP [1]	1,772	1,580	6,848	2,884
Operating income, as adjusted	$9,748	$13,333	$41,420	$21,266

[1] Represents the estimated fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Fleet Fueling Segment that do not have (or have only partial) comparable information for the prior periods.

	For the Three Months Ended December 31, 2023			For the Year Ended December 31, 2023
	Quarles [1]	WTG [2]	Total	Quarles [1]	WTG [2]	Total
	(in thousands)
Date of Acquisition:	Jul 22, 2022	Jun 6, 2023		Jul 22, 2022	Jun 6, 2023
Revenues:
Fuel revenue	$120,857	$15,944	$136,801	$491,642	$39,295	$530,937
Other revenues, net	941	1,675	2,616	4,841	2,977	7,818
Total revenues	121,798	17,619	139,417	496,483	42,272	538,755
Operating expenses:
Fuel costs	110,815	14,367	125,182	447,010	34,875	481,885
Store operating expenses	5,043	1,216	6,259	20,003	2,295	22,298
Total operating expenses	115,858	15,583	131,441	467,013	37,170	504,183
Operating income	$5,940	$2,036	$7,976	$29,470	$5,102	$34,572
Intercompany charges by GPMP [3]	1,563	209	1,772	6,313	536	6,849
Operating income, as adjusted	$7,503	$2,245	$9,748	$35,783	$5,638	$41,421
Fuel gallons sold	32,246	4,240	36,486	130,382	10,445	140,827

[1] Includes only the fleet fueling business acquired in the Quarles acquisition.
[2] Includes only the fleet fueling business acquired in the WTG acquisition.
[3] Represents the estimated fixed fee paid to GPMP for the cost of fuel.